Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2023 Second Quarter Results

Results In Line with Expectations; On Track to Full-Year Guidance

Second quarter financial highlights and recent equity sales

•

Second quarter earnings per share (EPS*) decreased 20.3 percent to $0.81; adjusted EPS decreased 27.2 percent to $1.16, down 25.8 percent on a constant currency basis reflecting a 26 percent headwind from lower COVID-19 vaccine and testing volumes

•	Second quarter sales increased 3.3 percent year-over-year, to $34.9 billion, up 4.5 percent on a constant currency basis
•	Invested $3.5 billion in debt and equity to support VillageMD’s acquisition of Summit Health in January, accelerating U.S. Healthcare segment sales and path to profitability
•	Approximately $1.5 billion in after-tax proceeds from the partial sale of holdings in AmerisourceBergen and Option Care Health in the second quarter and March

Fiscal 2023 outlook1

•

Maintaining full-year adjusted EPS guidance of $4.45 to $4.65 as strong core business growth is more than offset by lapping peak COVID-19 demand; pivoting to mid-twenties percent adjusted EPS growth in the second half of fiscal 2023 at the midpoint

DEERFIELD, Ill. — March 28, 2023 — Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the second quarter of fiscal 2023, which ended February 28, 2023.

Chief Executive Officer Rosalind Brewer said:

“WBA exited a solid second quarter with acceleration in February, adding to our confidence in driving strong growth in the second half of the year. With the closing of VillageMD’s acquisition of Summit Health, WBA is now one of the largest players in primary care, with best-in-class assets across the care continuum. Both Walgreens and Boots are performing well by delivering compelling value to consumers, playing a critical role as community health destinations, and successfully navigating a challenging environment. We will continue to take bold actions to create sustainable long-term shareholder value.”

Overview of Second Quarter Results

WBA second quarter sales increased 3.3 percent from the year-ago quarter to $34.9 billion, an increase of 4.5 percent on a constant currency basis.

Operating income was $0.2 billion in the second quarter compared to $1.2 billion in the year-ago quarter. Operating income in the quarter reflects a $306 million pre-tax charge for opioid-related claims and litigation, Summit Health acquisition costs and higher costs related to the Transformational Cost Management Program.

[1]

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

“Adjusted,” “constant currency” and free cash flow amounts are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure

Adjusted operating income was $1.2 billion, a decrease of 25.4 percent on a constant currency basis, reflecting lower volumes of COVID-19 vaccinations and testing lapping the year-ago period’s Omicron surge, planned payroll investments in U.S. Retail Pharmacy, and investments in U.S. Healthcare, partly offset by improved retail contributions in the U.S., and International growth.

Net earnings in the second quarter were $703 million compared to $883 million in the year-ago quarter. This decrease is driven by lower operating income partially offset by a $454 million after-tax gain from the partial sale of the Company’s equity method investment in AmerisourceBergen. Adjusted net earnings were $1.0 billion, down 26.0 percent on a constant currency basis, primarily driven by significantly lower COVID-19 vaccine and testing volumes compared to the prior year.

EPS in the second quarter was $0.81, compared to EPS of $1.02 in the year-ago quarter. Adjusted EPS decreased 27.2 percent to $1.16, a decrease of 25.8 percent on a constant currency basis, mainly due to a COVID-19 headwind of approximately 26 percent.

Net cash provided by operating activities was $745 million in the second quarter. Free cash flow was $677 million, a $7 million increase compared with the year-ago quarter.

Overview of Fiscal 2023 Year-to-Date Results

Sales in the first six months of fiscal 2023 were $68.2 billion, an increase of 0.9 percent from the year-ago period, and an increase of 2.8 percent on a constant currency basis.

Operating loss in the first six months of fiscal 2023 was $6.0 billion compared to operating income of $2.5 billion in the year-ago period. Operating loss in the period reflects a $6.8 billion pre-tax charge for opioid-related claims and litigation. Adjusted operating income was $2.2 billion, a decrease of 34.1 percent on a constant currency basis, reflecting a COVID-19 headwind of approximately 24 percent, planned payroll and IT investments in U.S. Retail Pharmacy and growth investments in U.S. Healthcare, partly offset by improved retail contributions in the U.S., and International growth.

For the first six months of fiscal 2023, net loss was $3.0 billion compared to net earnings of $4.5 billion in the year-ago period. This decrease is driven by a $5.4 billion after-tax charge for opioid-related claims and litigation offset by a $1.4 billion after-tax gain from the partial sale of the Company’s equity method investment in AmerisourceBergen, and lapping a $2.5 billion after-tax gain on the Company’s investments in VillageMD and Shields Health Solutions in the year-ago period. Adjusted net earnings were $2.0 billion, a decrease of 28.1 percent on a constant currency basis, primarily driven by lower adjusted operating income.

Loss per share for the first six months of fiscal 2023 was $3.50 compared to EPS of $5.15 from the year-ago period. Adjusted EPS decreased 29.0 percent to $2.32, reflecting a decrease of 27.9 percent on a constant currency basis, mainly due to a COVID-19 headwind of approximately 22 percent.

Net cash provided by operating activities was $1.2 billion in the first six months of fiscal 2023, a decrease of $0.9 billion from the year-ago period, and free cash flow was $560 million, a decrease of $754 million from the year-ago period driven by lower earnings and increased capital expenditures in growth initiatives, partially offset by ongoing working capital optimization.

Business Highlights

WBA continues to achieve strong results across its business and strategic priorities, including:

Transform and align the core

•	U.S. pharmacy comparable script volume growth of 3.5 percent excluding immunizations, ahead of expectations and sequentially improving vs. the first quarter of fiscal 2023
•	Addressed industry-wide pharmacist labor shortage by returning an incremental ~500 stores to normal pharmacy operating hours, with ~1,900 stores still impacted at quarter-end
•	Continuing to play a leading role in COVID-19 vaccinations and testing, administering 2.4 million vaccinations in the quarter compared to 11.8 million in the prior year
•	U.S. retail comparable sales decline of (1.0) percent, including a 500 basis point headwind from lower OTC test kits, on top of a very strong prior year performance of 14.7 percent
•	Operating nine automated micro-fulfillment centers at quarter-end, supporting ~3,600 stores
•	Boots UK retail comparable sales growth of 16.0 percent, on top of robust prior year growth of 22.0 percent

Build our next growth engine with consumer-centric healthcare solutions

•	Invested $3.5 billion to support VillageMD’s acquisition of Summit Health, closed January 3, 2023
•	Signed Horizon Blue Cross Blue Shield of New Jersey as fourth payor partner for Walgreens Health
•	Closed full acquisition of Shields on December 28, 2022
•	Full acquisition of CareCentrix expected to close in the third quarter of fiscal 2023
•	Managing approximately 806,000 value-based lives under VillageMD/Summit Health
•	Operating 210 co-located VillageMD clinics, part of approximately 730 total locations inclusive of Summit Health
•	Operating 117 Walgreens Health Corners
•	Signed the Company’s first five clinical trials contracts

Focus the portfolio; optimize capital allocation

•	Sold 15.5 million shares of Option Care Health common stock in March, with after-tax cash proceeds of $466 million
•	Sold 6.0 million shares of AmerisourceBergen common stock in December, with after-tax cash proceeds of $972 million
•	Sold entire stake of Guangzhou Pharmaceuticals in December for approximately $150 million

Build a high-performance culture and a winning team

•	Appointed Rick Gates as senior vice president and chief pharmacy officer, Walgreens
•	Appointed Tracey Brown as executive vice president, retail and chief customer officer, Walgreens
•	Launched FY22 Environmental, Social, and Governance (ESG) Report
•	Included as part of the Dow Jones Sustainability Indices (DJSI) for the third consecutive year, scoring in the 87th percentile within the Food & Staples Retailing industry group

Business Segments

U.S. Retail Pharmacy:

The U.S. Retail Pharmacy segment had second quarter sales of $27.6 billion, a decrease of 0.3 percent from the year-ago quarter. Comparable sales increased 3.1 percent from the year-ago quarter while lapping strong comparable sales growth of 9.5 percent in the year-ago quarter, which included a significant contribution from COVID-19 vaccinations and testing.

Pharmacy sales increased 0.3 percent compared to the year-ago quarter, negatively impacted by a 3.5 percentage point headwind from AllianceRx Walgreens. Comparable pharmacy sales increased 4.9 percent in the quarter, benefiting from branded drug inflation. Comparable prescriptions filled in the quarter increased 0.2 percent, while comparable prescriptions excluding immunizations increased 3.5 percent, a sequential improvement of 140 basis points compared to the prior quarter. Total prescriptions filled in the quarter, including immunizations, adjusted to 30-day equivalents, decreased 0.7 percent to 298.0 million.

Retail sales decreased 1.8 percent and comparable retail sales decreased 1.0 percent in the second quarter compared to comparable sales growth of 14.7 percent in the prior year quarter. Excluding tobacco, comparable retail sales decreased 0.5 percent including a 500 basis point headwind from lower sales of OTC test kits, partly offset by strong core growth across all categories.

Gross profit decreased 10.2 percent compared with the year-ago quarter. Adjusted gross profit decreased 9.8 percent. Gross profit and adjusted gross profit were entirely driven by a 10 percentage point headwind from lower contributions from COVID-19 vaccinations and testing. Reimbursement net of procurement savings was offset by higher retail gross profit from gross margin expansion and strong underlying sales performance across categories.

Selling, general and administrative expenses (SG&A) increased 6.3 percent to $5.5 billion, including a $306 million pre-tax charge for opioid-related claims and litigation in the current quarter. Adjusted SG&A decreased 3.2 percent to $4.9 billion, driven by reduced labor for lower volumes of COVID-19 vaccinations and testing and savings from the Transformational Cost Management Program, partly offset by increased labor investments.

Operating income in the second quarter was $0.4 billion compared to operating income of $1.4 billion from the year-ago quarter, reflecting the $306 million charge related to opioid claims and litigation in the current quarter. Adjusted operating income decreased 32.8 percent to $1.1 billion from the year-ago quarter, reflecting a 29 percentage point headwind from lower contributions of COVID-19 vaccinations and testing, continued reimbursement pressure net of procurement, and planned labor investments. These impacts were partly offset by improved retail gross profit, driven by gross margin expansion and strong underlying sales performance across categories.

International:

The International segment had second quarter sales of $5.7 billion, an increase of 1.6 percent from the year-ago quarter, held back by an adverse currency impact of 7.5 percentage points. Sales increased 9.0 percent on a constant currency basis, with Boots UK sales growing 11.0 percent, and the Germany wholesale business growing 7.5 percent.

Boots UK comparable pharmacy sales increased 2.0 percent compared with the year-ago quarter held back by lower demand for COVID-19 services. Boots UK comparable retail sales increased 16.0 percent compared to the year-ago quarter, growing market share for the eighth consecutive quarter. Footfall improved by 16 percent, compared to the year-ago quarter. Boots.com continued to perform well, accounting for over 15 percent of retail sales in the quarter compared to approximately 9 percent pre-pandemic.

Gross profit decreased 0.7 percent compared with the year-ago quarter, including an adverse currency impact of 8.2 percentage points. Gross profit increased 7.5 percent on a constant currency basis, reflecting higher UK retail sales and solid execution in the Germany wholesale business, partly offset by lower demand for COVID-19 related services in the UK and the adverse gross margin impact of National Health Service pharmacy funding.

SG&A in the quarter decreased 18.2 percent from the year-ago quarter to $846 million, including a favorable currency impact of 7.6 percentage points, and lower acquisition related costs. Adjusted SG&A decreased 5.9 percent on a constant currency basis, reflecting real estate gains from the company’s cash mobilization program in Germany, and effective cost management, partly offset in the UK by increased in-store and marketing activities, higher inflation, and lapping temporary COVID-19 related benefits in the year-ago quarter.

Operating income increased 104.0 percent from the year-ago quarter to $353 million. Adjusted operating income increased 55.8 percent to $352 million, an increase of 65.7 percent on a constant currency basis.

U.S. Healthcare:

The U.S. Healthcare segment had second quarter sales of $1.6 billion, an increase of $1.1 billion compared to the year-ago quarter. On a pro forma basis, the segment’s businesses grew sales at a combined rate of 30 percent in the quarter. VillageMD, including Summit Health, grew pro forma sales 30 percent, reflecting existing clinic growth, and clinic footprint expansion. Shields grew pro forma sales 41 percent, driven by recent contract wins, further expansion of existing partnerships, and strong executional focus. CareCentrix grew pro forma sales 25 percent as a result of additional service offerings with existing partners.

Gross profit was $32 million as Shields and CareCentrix gross profit was more than offset by VillageMD’s expansion. VillageMD added 133 clinics compared to the year-ago quarter. Adjusted gross profit was $110 million, an increase of $95 million compared to the year-ago period as the segment continues to rapidly scale.

Second quarter SG&A was $504 million, and adjusted SG&A was $269 million. Adjusted SG&A increased by $177 million compared to the year-ago quarter, primarily due to the acquisitions of CareCentrix and Summit Health which were not included in the year-ago quarter, and higher investments in the organic business.

Operating loss was $472 million. Adjusted operating loss was $159 million, which excludes certain costs related to stock compensation, amortization of acquired intangible assets, and acquisition related costs. Adjusted EBITDA loss was $109 million, reflecting VillageMD expansion and higher organic business investments, partly offset by positive contributions from Shields and CareCentrix.

Conference Call

WBA will hold a conference call to discuss the second quarter results beginning at 8:30 a.m. Eastern time today, March 28, 2023. A live simulcast as well as related presentation materials will be available through WBA’s investor relations website at: https://investor.walgreensbootsalliance.com. A replay of the conference will be archived on the website for at least 12 months after the event.

*All references to net earnings or net loss are to net earnings or net loss attributable to WBA, and all references to EPS are to diluted EPS attributable to WBA.

**“Adjusted,” “constant currency” and free cash flow amounts are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure. The Company defines Adjusted EBITDA as segment operating income/(loss) before depreciation, amortization, and stock-based compensation; in addition to these items, the Company excludes certain other non-GAAP adjustments, when they occur, as further defined.

Cautionary Note Regarding Forward-Looking Statements: This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, estimates of and goals for future operating, financial and tax performance and results, including our fiscal year 2023 guidance, our long-term growth algorithm, outlook and targets and related assumptions and drivers, as well as forward-looking statements concerning the expected execution and effect of our business strategies, including the potential impacts on our business of COVID-19, our cost-savings and growth initiatives, including statements relating to our expected cost savings under our Transformational Cost Management Program and expansion and future operating and financial results of our U.S. Healthcare segment, including our long-term sales targets and profitability expectations. All statements in the future tense and all statements accompanied by words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” continue,” “transform,” “accelerate,” “model,” “long-term,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated.

These risks, assumptions and uncertainties include those described in Item 1A (Risk Factors) of our Form 10-K for the fiscal year ended August 31, 2022, as amended, and in other documents that we file or furnish with the Securities and Exchange Commission. If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. All forward-looking statements we make or that are made on our behalf are qualified by these cautionary statements. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.

We do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is an integrated healthcare, pharmacy and retail leader serving millions of customers and patients every day, with a 170-year heritage of caring for communities.

A trusted, global innovator in retail pharmacy with approximately 13,000 locations across the U.S., Europe and Latin America, WBA plays a critical role in the healthcare ecosystem. The Company is reimagining local healthcare and well-being for all as part of its purpose – to create more joyful lives through better health. Through dispensing medicines, improving access to a wide range of health services, providing high quality health and beauty products and offering anytime, anywhere convenience across its digital platforms, WBA is shaping the future of healthcare.

WBA employs more than 325,000 people and has a presence in nine countries through its portfolio of consumer brands: Walgreens, Boots, Duane Reade, the No7 Beauty Company, Benavides in Mexico and Ahumada in Chile. Additionally, WBA has a portfolio of healthcare-focused investments located in several countries, including China and the U.S.

The Company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA has been recognized for its commitment to operating sustainably: the Company is an index component of the Dow Jones Sustainability Indices (DJSI) and was named to the 100 Best Corporate Citizens 2022.

More Company information is available at www.walgreensbootsalliance.com.

(WBA-ER)

Media Relations	Contact

U.S. / Jim Cohn	+1 224 813 9057

International	+44 (0)20 7980 8585

Investor Relations	Contact

Tiffany Kanaga	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended February 28,		Six months ended February 28,
	2023	2022	2023	2022
Sales	$34,862	$33,756	$68,244	$67,656
Cost of sales	27,807	26,047	54,236	52,374

Gross profit	7,055	7,708	14,008	15,283
Selling, general and administrative expenses	6,934	6,565	20,091	12,956
Equity earnings in AmerisourceBergen	75	103	129	202

Operating income (loss)	197	1,246	(5,954)	2,529
Other income (expense), net	552	(198)	1,544	2,418

Earnings (loss) before interest and income tax provision (benefit)	749	1,047	(4,410)	4,947
Interest expense, net	141	100	252	186

Earnings (loss) before income tax provision (benefit)	607	947	(4,662)	4,761
Income tax provision (benefit)	70	172	(1,377)	447
Post-tax earnings from other equity method investments	6	31	13	24

Net earnings (loss)	544	806	(3,272)	4,337
Net loss attributable to non-controlling interests	(159)	(78)	(253)	(126)

Net earnings (loss) attributable to Walgreens Boots Alliance, Inc.	$703	$883	$(3,018)	$4,463

Net earnings (loss) per common share:
Basic	$0.81	$1.02	$(3.50)	$5.16
Diluted	$0.81	$1.02	$(3.50)	$5.15

Weighted average common shares outstanding:
Basic	862.6	863.5	863.1	864.6
Diluted	863.4	865.2	863.1	866.4

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions)

	February 28, 2023	August 31, 2022
Assets
Current assets:
Cash and cash equivalents	$1,088	$1,358
Marketable securities	752	1,114
Accounts receivable, net	5,730	5,017
Inventories	8,757	8,353
Other current assets	1,362	1,059

Total current assets	17,689	16,902
Non-current assets:
Property, plant and equipment, net	11,576	11,729
Operating lease right-of-use assets	22,024	21,259
Goodwill	28,343	22,280
Intangible assets, net	13,864	10,730
Equity method investments	4,069	5,495
Other non-current assets	2,913	1,730

Total non-current assets	82,790	73,222

Total assets	$100,479	$90,124

Liabilities, redeemable non-controlling interests and equity
Current liabilities:
Short-term debt	$4,222	$1,059
Trade accounts payable	12,720	11,255
Operating lease obligations	2,340	2,286
Accrued expenses and other liabilities	8,822	7,899
Income taxes	124	84

Total current liabilities	28,228	22,583
Non-current liabilities:
Long-term debt	8,820	10,615
Operating lease obligations	22,195	21,517
Deferred income taxes	2,081	1,442
Accrued litigation obligations	6,365	551
Other non-current liabilities	3,193	3,009

Total non-current liabilities	42,654	37,134

Redeemable non-controlling interests	158	1,042
Total equity	29,439	29,366

Total liabilities, redeemable non-controlling interests and equity	$100,479	$90,124

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Six months ended February 28,
	2023	2022
Cash flows from operating activities:
Net (loss) earnings	$(3,272)	$4,337
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	1,055	1,024
Deferred income taxes	(1,600)	94
Stock compensation expense	293	170
Earnings from equity method investments	(143)	(226)
Gain on previously held investment interests	—	(2,576)
Gain on sale of equity method investments	(1,512)	—
Impairment of equity method investments and investments in equity securities	8	190
Other	(383)	(60)
Changes in operating assets and liabilities:
Accounts receivable, net	(221)	495
Inventories	(237)	(803)
Other current assets	(107)	(37)
Trade accounts payable	1,279	46
Accrued expenses and other liabilities	(684)	(476)
Income taxes	92	154
Accrued litigation obligations	6,795	—
Other non-current assets and liabilities	(125)	(147)

Net cash provided by operating activities	1,239	2,184
Cash flows from investing activities:
Additions to property, plant and equipment	(1,108)	(870)
Proceeds from sale-leaseback transactions	942	475
Proceeds from sale of other assets	3,261	33
Business, investment and asset acquisitions, net of cash acquired	(6,813)	(1,918)
Other	134	99

Net cash used for investing activities	(3,583)	(2,181)
Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	1,128	1,289
Proceeds from debt	1,716	9,928
Payments of debt	(1,530)	(7,331)
Acquisition of non-controlling interests	(1,039)	(2,108)
Proceeds from issuance of non-controlling interests	2,523	—
Stock purchases	(150)	(187)
Proceeds related to employee stock plans, net	22	32
Cash dividends paid	(829)	(833)
Other	(75)	(22)

Net cash provided by financing activities	1,766	769
Effect of exchange rate changes on cash, cash equivalents, marketable securities and restricted cash	13	(16)
Changes in cash, cash equivalents, marketable securities and restricted cash:
Net (decrease) increase in cash, cash equivalents, marketable securities and restricted cash	(566)	756
Cash, cash equivalents, marketable securities and restricted cash at beginning of period	2,558	1,270

Cash, cash equivalents, marketable securities and restricted cash at end of period	$1,993	$2,027

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The Company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the Company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the Company’s business from period to period and trends in the Company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, such as unusual one-time charges, tax expenses, and material litigation expenses, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the U.S. transacting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For the Company’s U.S. Retail Pharmacy and International segments, comparable sales are defined as sales from stores that have been open for at least twelve consecutive months without closure for seven or more consecutive days, including due to store damage, and without a major remodel or being subject to a natural disaster, in the past twelve months as well as e-commerce sales. E-commerce sales include digitally initiated sales online or through mobile applications. Relocated stores are not included as comparable sales for the first twelve months after the relocation. Acquired stores are not included as comparable sales for the first twelve months after acquisition or conversion, when applicable, whichever is later. Comparable sales, comparable pharmacy sales, comparable retail sales, comparable number of prescriptions and comparable number of 30-day equivalent prescriptions refer to total sales, pharmacy sales, retail sales, number of prescriptions and number of 30-day equivalent prescriptions, respectively. The method of calculating comparable sales varies across the retail industry. As a result, the Company’s method of calculating comparable sales may not be the same as other retailers’ methods.

With respect to the International segment, comparable sales, comparable pharmacy sales and comparable retail sales, are presented on a constant currency basis, which is a non-GAAP financial measure. Refer to the discussion above in “Constant currency” for further details on constant currency calculations.

Key Performance Indicators

The Company considers certain metrics, such as comparable sales, comparable pharmacy sales, comparable retail sales, comparable number of prescriptions, comparable 30-day equivalent prescriptions, number of payor/ provider partnerships, number of locations of Walgreens Health Corners, number of VillageMD co-located clinics and number of total VillageMD/Summit/CityMD locations, at period end, to be key performance indicators because the Company’s management has evaluated its results of operations using these metrics and believes that these key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of the Company from period to period and trends in its historical operating results. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

With respect to the total number of VillageMD locations, locations are defined as the primary care locations where the Company or the Company’s affiliates lease or license space and the providers are employed by either the Company or one of the Company’s affiliates. These locations are primarily branded as Village Medical where the Company employs the providers but, in some instances, may operate under their own brands.

NET EARNINGS (LOSS) AND DILUTED NET EARNINGS (LOSS) PER SHARE

	(in millions, except per share amounts)
	Three months ended February 28,		Six months ended February 28,
	2023	2022	2023	2022
Net earnings (loss) attributable to Walgreens Boots Alliance, Inc. (GAAP)	$703	$883	$(3,018)	$4,463

Adjustments to operating income (loss):
Certain legal and regulatory accruals and settlements [1]	427	—	6,981	—
Acquisition-related amortization [2]	247	250	577	415
Transformational cost management [3]	145	70	283	273
Acquisition-related costs [4]	148	44	187	115
Adjustments to equity earnings in AmerisourceBergen [5]	31	51	117	94
LIFO provision [6]	20	(5)	38	9
Total adjustments to operating income (loss)	1,018	411	8,183	906

Adjustments to other income (expense), net:
Gain on sale of equity method investments [7]	(544)	—	(1,513)	—
Net investment hedging loss [8]	—	—	—	1
Impairment of equity method investment and investment in equity securities [9]	—	190	—	190
Gain on previously held investments [10]	—	—	—	(2,576)
Adjustment to gain on disposal of discontinued operations [11]	—	38	—	38
Total adjustments to other income (expense), net	(544)	228	(1,513)	(2,347)

Adjustments to income tax provision (benefit):
Equity method non-cash tax [12]	14	12	23	30
Tax impact of adjustments [12]	(122)	(109)	(1,560)	(135)
Total adjustments to income tax provision (benefit)	(108)	(97)	(1,537)	(105)

Adjustments to post-tax earnings from other equity method investments:
Adjustments to earnings from other equity method investments [13]	13	10	22	24
Total adjustments to post-tax earnings from other equity method investments	13	10	22	24

Adjustments to net loss attributable to non-controlling interests:
Transformational cost management [3]	—	—	—	(1)
Acquisition-related costs [4]	(40)	(3)	(54)	(20)
Acquisition-related amortization [2]	(42)	(56)	(78)	(88)
Total adjustments to net loss attributable to non-controlling interests	(82)	(59)	(133)	(109)

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,000	$1,377	$2,004	$2,833

Diluted net earnings (loss) per common share (GAAP) [14]	$0.81	$1.02	$(3.50)	$5.15
Adjustments to operating income (loss)	1.18	0.48	9.47	1.05
Adjustments to other income (expense), net	(0.63)	0.26	(1.75)	(2.71)
Adjustments to income tax provision (benefit)	(0.12)	(0.11)	(1.78)	(0.12)
Adjustments to post-tax earnings from other equity method investments	0.02	0.01	0.03	0.03
Adjustments to net loss attributable to non-controlling interests	(0.09)	(0.07)	(0.15)	(0.13)

Adjusted diluted net earnings per common share (Non-GAAP measure) [15]	$1.16	$1.59	$2.32	$3.27

Weighted average common shares outstanding, diluted (in millions) [15]	863.4	865.2	863.8	866.4

[1]

Certain legal and regulatory accruals and settlements relate to significant charges associated with certain legal proceedings, including legal defense costs. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded within Selling, general and administrative expenses. During the three and six months ended February 28, 2023, the Company recorded charges related to the previously announced opioid litigation settlement frameworks and certain other opioid-related matters.

[2]

Acquisition-related amortization includes amortization of acquisition-related intangible assets, inventory valuation adjustments and stock-based compensation fair valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangible assets such as customer relationships, trade names, trademarks, developed technology and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the Company’s GAAP financial statements. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised. These charges are primarily recorded within Selling, general and administrative expenses. The stock-based compensation fair valuation adjustment reflects the difference between the fair value based remeasurement of awards under purchase accounting and the grant date fair valuation. Post-acquisition compensation expense recognized in excess of the original grant date fair value of acquiree awards are excluded from the related non-GAAP measures as these arise from acquisition-related accounting requirements or agreements, and are not reflective of normal operating activities.

[3]

Transformational Cost Management Program charges are costs associated with a formal restructuring plan. These charges are primarily recorded within Selling, general and administrative expenses. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[4]

Acquisition-related costs are transaction and integration costs associated with certain merger, acquisition and divestitures related activities. These costs include charges incurred related to certain mergers, acquisition and divestitures related activities recorded in operating income, for example, costs related to integration efforts for merger, acquisition and divestitures activities. Examples of such costs include deal costs, severance, stock compensation and employee transaction success bonuses. These charges are primarily recorded within Selling, general and administrative expenses. These costs are significantly impacted by the timing and complexity of the underlying merger, acquisition and divestitures related activities and do not reflect the Company’s current operating performance.

[5]	Adjustments to equity earnings in AmerisourceBergen consist of the Company’s proportionate share of non-GAAP adjustments reported by AmerisourceBergen consistent with the Company’s non-GAAP measures.

[6]

The Company’s U.S. Retail Pharmacy segment inventory is accounted for using the last-in-first-out (“LIFO”) method. This adjustment represents the impact on cost of sales as if the U.S. Retail Pharmacy segment inventory is accounted for using first-in first-out (“FIFO”) method. The LIFO provision is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. Therefore, the Company cannot control the amounts recognized or timing of these items.

[7]

Includes significant gains on the sale of equity method investments. During the three and six months ended February 28, 2023, the Company recorded a gain of $492 million and $1.5 billion, respectively, in Other income (expense), net, due to a partial sale of its equity method investment in AmerisourceBergen.

[8]

Gain or loss on certain derivative instruments used as economic hedges of the Company’s net investments in foreign subsidiaries. These charges are recorded within Other income (expense), net. We do not believe this volatility related to mark-to-market adjustment on the underlying derivative instruments reflects the Company’s operational performance.

[9]

Impairment of equity method investment and investment in equity securities includes impairment of certain investments. The Company excludes these charges when evaluating operating performance because these do not relate to the ordinary course of the Company’s business and it does not incur such charges on a predictable basis. Exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded within Other income (expense), net.

[10]

Includes significant gains on business combinations due to the remeasurement of previously held minority equity interests and debt securities to fair value. During the three months ended November 30, 2021, the Company recorded such pre-tax gains of $2.2 billion and $402 million for VillageMD and Shields, respectively.

[11]

During the three months ended February 28, 2022, the Company finalized the working capital adjustments with AmerisourceBergen related to the sale of the Alliance Healthcare business, resulting in a $38 million charge recorded to Other income (expense), net in the Consolidated Condensed Statement of Earnings.

[12]

Adjustments to income tax provision (benefit) include adjustments to the GAAP basis tax (benefit) provision commensurate with non-GAAP adjustments and certain discrete tax items including U.S. and UK tax law changes and equity method non-cash tax. These charges are recorded within income tax provision (benefit).

[13]

Adjustments to post-tax earnings from other equity method investments consist of the proportionate share of certain equity method investees’ non-cash items or unusual or infrequent items consistent with the Company’s non-GAAP adjustments. These charges are recorded within post-tax earnings from other equity method investments. Although the Company may have shareholder rights and board representation commensurate with its ownership interests in these equity method investees, adjustments relating to equity method investments are not intended to imply that the Company has direct control over their operations and resulting revenue and expenses. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of these equity method investees.

[14]

Due to the anti-dilutive effect resulting from the reported net loss, the impact of potentially dilutive securities on the per share amounts has been omitted from the calculation of weighted-average common shares outstanding for diluted EPS for the six months ended February 28, 2023.

[15]	Includes impact of potentially dilutive securities in the calculation of weighted-average common shares, diluted for adjusted diluted net earnings per common share calculation purposes.

NON-GAAP RECONCILIATIONS BY SEGMENT

	(in millions)
	Three months ended February 28, 2023
	U.S. Retail Pharmacy[1]	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.

Sales	$27,577	$5,651	$1,634	$—	$34,862

Gross profit (GAAP)	$5,825	$1,198	$32	$—	$7,055

Acquisition-related amortization	5	—	18	—	23

Acquisition-related costs	—	—	60	—	60

LIFO provision	20	—	—	—	20

Adjusted gross profit (Non-GAAP measure)	$5,850	$1,198	$110	$—	$7,158

Selling, general and administrative expenses (GAAP)	$5,527	$846	$504	$56	$6,934

Certain legal and regulatory accruals and settlements	(427)	—	—	—	(427)

Acquisition-related amortization	(72)	(15)	(137)	—	(224)

Transformational cost management	(138)	(4)	—	(2)	(145)

Acquisition-related costs	—	20	(98)	(10)	(88)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,890	$846	$269	$44	$6,050

Operating income (loss) (GAAP)	$373	$353	$(472)	$(56)	$197

Certain legal and regulatory accruals and settlements	427	—	—	—	427

Acquisition-related amortization	78	15	154	—	247

Transformational cost management	138	4	—	2	145

Acquisition-related costs	—	(20)	158	10	148

Adjustments to equity earnings in AmerisourceBergen	31	—	—	—	31

LIFO provision	20	—	—	—	20

Adjusted operating income (loss) (Non-GAAP measure)	$1,067	$352	$(159)	$(44)	$1,215

Gross margin (GAAP)	21.1%	21.2%	2.0%		20.2%

Adjusted gross margin (Non-GAAP measure)	21.2%	21.2%	6.7%		20.5%

Selling, general and administrative expenses percent to sales (GAAP)	20.0%	15.0%	30.9%		19.9%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.7%	15.0%	16.5%		17.4%

Operating margin[2]	1.1%	6.2%	(28.9)%		0.3%

Adjusted operating margin (Non-GAAP measure)[2]	3.5%	6.2%	(9.8)%		3.2%

[1]

Operating income for U.S. Retail Pharmacy includes equity earnings in AmerisourceBergen. As a result of the two-month reporting lag, operating income for the three month period ended February 28, 2023 includes AmerisourceBergen equity earnings for the period of October 1, 2022 through December 31, 2022.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

	(in millions)
	Three months ended February 28, 2022
	U.S. Retail Pharmacy[1]	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.

Sales	$27,667	$5,563	$527	$(1)	$33,756

Gross profit (GAAP)	$6,487	$1,206	$15	$—	$7,708

LIFO provision	(5)	—	—	—	(5)

Acquisition-related amortization	5	—	—	—	5

Adjusted gross profit (Non-GAAP measure)	$6,487	$1,206	$15	$—	$7,709

Selling, general and administrative expenses (GAAP)	$5,199	$1,033	$227	$106	$6,565

Acquisition-related costs	—	(23)	—	(21)	(44)

Transformational cost management	(52)	(13)	—	(5)	(71)

Acquisition-related amortization	(93)	(17)	(135)	—	(245)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$5,053	$981	$92	$79	$6,205

Operating income (loss) (GAAP)	$1,390	$173	$(212)	$(106)	$1,246

Adjustments to equity earnings in AmerisourceBergen	51	—	—	—	51

Acquisition-related amortization	99	17	135	—	250

Transformational cost management	52	13	—	5	70

LIFO provision	(5)	—	—	—	(5)

Acquisition-related costs	—	23	—	21	44

Adjusted operating income (loss) (Non-GAAP measure)	$1,588	$226	$(77)	$(79)	$1,657

Gross margin (GAAP)	23.4%	21.7%	2.9%		22.8%

Adjusted gross margin (Non-GAAP measure)	23.4%	21.7%	2.9%		22.8%

Selling, general and administrative expenses percent to sales (GAAP)	18.8%	18.6%	43.1%		19.4%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	18.3%	17.6%	17.5%		18.4%

Operating margin[2]	4.7%	3.1%	(40.2) %		3.4%

Adjusted operating margin (Non-GAAP measure)[2]	5.2%	4.1%	(14.6) %		4.4%

[1]

Operating income for U.S. Retail Pharmacy includes equity earnings in AmerisourceBergen. As a result of the two-month reporting lag, operating income for the three month period ended February 28, 2022 includes AmerisourceBergen equity earnings for the period of October 1, 2021 through December 31, 2021.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

	(in millions)
	Six months ended February 28, 2023
	U.S. Retail Pharmacy[1]	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$54,781	$10,840	$2,622	$—	$68,244
Gross profit (GAAP)	$11,711	$2,248	$49	$—	$14,008
Acquisition-related amortization	11	—	44	—	54
Acquisition-related costs	—	—	60	—	60
LIFO provision	38	—	—	—	38

Adjusted gross profit (Non-GAAP measure)	$11,760	$2,248	$153	$—	$14,161

Selling, general and administrative expenses (GAAP)	$17,225	$1,789	$958	$119	$20,091
Certain legal and regulatory accruals and settlements	(6,981)	—	—	—	(6,981)
Acquisition-related amortization	(145)	(29)	(348)	—	(522)
Transformational cost management	(265)	(11)	—	(7)	(283)
Acquisition-related costs	(1)	32	(146)	(12)	(127)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$9,833	$1,780	$464	$100	$12,177

Operating (loss) income (GAAP)	$(5,385)	$459	$(909)	$(119)	$(5,954)
Certain legal and regulatory accruals and settlements	6,981	—	—	—	6,981
Acquisition-related amortization	155	29	392	—	577
Transformational cost management	265	11	—	7	283
Acquisition-related costs	1	(32)	206	12	187
Adjustments to equity earnings in AmerisourceBergen	117	—	—	—	117
LIFO provision	38	—	—	—	38

Adjusted operating income (loss) (Non-GAAP measure)	$2,172	$468	$(311)	$(100)	$2,229

Gross margin (GAAP)	21.4%	20.7%	1.9%		20.5%
Adjusted gross margin (Non-GAAP measure)	21.5%	20.7%	5.8%		20.7%
Selling, general and administrative expenses percent to sales (GAAP)	31.4%	16.5%	36.5%		29.4%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.9%	16.4%	17.7%		17.8%
Operating margin[2]	(10.1) %	4.2%	(34.6) %		(8.9) %
Adjusted operating margin (Non-GAAP measure)[2]	3.5%	4.3%	(11.9) %		2.9%

[1]

Operating loss for U.S. Retail Pharmacy includes equity earnings in AmerisourceBergen. As a result of the two-month reporting lag, operating loss for the six month period ended February 28, 2023 includes AmerisourceBergen equity earnings for the period of July 1, 2022 through December 31, 2022.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

	(in millions)
	Six months ended February 28, 2022
	U.S. Retail Pharmacy[1]	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$55,699	$11,381	$577	$(1)	$67,656
Gross profit (GAAP)	$12,834	$2,413	$36	$—	$15,283
LIFO provision	9	—	—	—	9
Acquisition-related amortization	12	—	—	—	12

Adjusted gross profit (Non-GAAP measure)	$12,855	$2,413	$36	$—	$15,304

Selling, general and administrative expenses (GAAP)	$10,290	$2,186	$292	$188	$12,956
Transformational cost management	(193)	(66)	—	(14)	(273)
Acquisition-related amortization	(226)	(34)	(143)	—	(403)
Acquisition-related costs	3	(62)	(24)	(32)	(115)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$9,874	$2,024	$126	$143	$12,166

Operating income (loss) (GAAP)	$2,746	$227	$(257)	$(188)	$2,529
Transformational cost management	193	66	—	14	273
Acquisition-related amortization	238	34	143	—	415
LIFO provision	9	—	—	—	9
Acquisition-related costs	(3)	62	24	32	115
Adjustments to equity earnings in AmerisourceBergen	94	—	—	—	94

Adjusted operating income (loss) (Non-GAAP measure)	$3,277	$389	$(90)	$(143)	$3,434

Gross margin (GAAP)	23.0%	21.2%	6.2%		22.6%
Adjusted gross margin (Non-GAAP measure)	23.1%	21.2%	6.2%		22.6%
Selling, general and administrative expenses percent to sales (GAAP)	18.5%	19.2%	50.6%		19.1%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.7%	17.8%	21.7%		18.0%
Operating margin[2]	4.6%	2.0%	(44.4) %		3.4%
Adjusted operating margin (Non-GAAP measure)[2]	5.4%	3.4%	(15.6) %		4.6%

[1]

Operating income for U.S. Retail Pharmacy includes equity earnings in AmerisourceBergen. As a result of the two-month reporting lag, operating income for the six month period ended February 28, 2022 includes AmerisourceBergen equity earnings for the period of July 1, 2021 through December 31, 2021.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

OPERATING LOSS TO ADJUSTED EBITDA FOR U.S. HEALTHCARE SEGMENT

	(in millions)
	Three months ended February 28,		Six months ended February 28,
	2023	2022	2023	2022
Operating loss (GAAP) [1]	$(472)	$(212)	$(909)	$(257)
Acquisition-related amortization [2]	154	135	392	143
Acquisition-related costs [3]	158	—	206	24

Adjusted operating loss (Non-GAAP measure)	(159)	(77)	(311)	(90)
Depreciation expense	34	11	49	13
Stock-based compensation expense [4]	16	5	29	5

Adjusted EBITDA (Non-GAAP measure)	$(109)	$(62)	$(233)	$(72)

[1]

The Company reconciles Adjusted EBITDA for the U.S. Healthcare segment to Operating loss as the closest GAAP measure for the segment profitability. The Company does not measure Net earnings attributable to Walgreens Boots Alliance, Inc. for its segments.

[2]

Acquisition-related amortization includes amortization of acquisition-related intangible assets, inventory valuation adjustments and stock-based compensation fair valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangible assets such as customer relationships, trade names, trademarks, developed technology and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the Company’s GAAP financial statements. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised. These charges are primarily recorded within Selling, general and administrative expenses. The stock-based compensation fair valuation adjustment reflects the difference between the fair value based remeasurement of awards under purchase accounting and the grant date fair valuation. Post-acquisition compensation expense recognized in excess of the original grant date fair value of acquiree awards are excluded from the related non-GAAP measures as these arise from acquisition-related accounting requirements or agreements, and are not reflective of normal operating activities.

[3]

Acquisition-related costs are transaction and integration costs associated with certain merger, acquisition and divestitures related activities. These costs include charges incurred related to certain mergers, acquisition and divestitures related activities recorded in operating income, for example, costs related to integration efforts for merger, acquisition and divestitures activities. Examples of such costs include deal costs, severance, stock compensation and employee transaction success bonuses. These charges are primarily recorded within Selling, general and administrative expenses. These costs are significantly impacted by the timing and complexity of the underlying merger, acquisition and divestitures related activities and do not reflect the Company’s current operating performance.

[4]	Includes GAAP stock-based compensation expense excluding expenses related to acquisition-related amortization and acquisition-related costs.

EQUITY EARNINGS IN AMERISOURCEBERGEN

	(in millions)
	Three months ended February 28,		Six months ended February 28,
	2023	2022	2023	2022
Equity earnings in AmerisourceBergen (GAAP)	$75	$103	$129	$202
Gain from antitrust litigation settlements	(8)	—	(8)	3
Turkey hyperinflation impact	1	—	5	—
LIFO expense / (credit)	3	(10)	24	(10)
Acquisition-related intangibles amortization	27	41	65	75
Litigation and opioid-related expenses	2	—	5	—
Acquisition integration and restructuring expenses	5	—	23	—
Tax reform	1	1	4	4
Employee severance, litigation, and other	—	15	—	27
Impairment of non-customer note receivable	—	—	—	4
Impairment of assets	—	1	—	5
Goodwill impairment	—	—	—	2
Certain discrete tax expense	—	3	(2)	3
Gain on remeasurement of equity investment	—	—	—	(18)

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$107	$154	$246	$297

ADJUSTED EFFECTIVE TAX RATE

	(in millions)
	Three months ended February 28, 2023			Three months ended February 28, 2022
	Earnings before income tax provision	Income tax provision	Effective tax rate	Earnings before income tax provision	Income tax provision	Effective tax rate
Effective tax rate (GAAP)	$607	$70	11.5%	$947	$172	18.2%
Impact of non-GAAP adjustments	474	96		639	55
Adjusted tax rate true-up	—	26		—	53
Equity method non-cash tax	—	(14)		—	(12)

Subtotal	$1,081	$177		$1,586	$268
Exclude adjusted equity earnings in AmerisourceBergen	(107)	—		(154)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$975	$177	18.2%	$1,432	$268	18.7%

	(in millions)
	Six months ended February 28, 2023			Six months ended February 28, 2022
	(Loss) earnings before income tax (benefit) provision	Income tax (benefit) provision	Effective tax rate	Earnings before income tax provision	Income tax provision	Effective tax rate
Effective tax rate (GAAP)	$(4,662)	$(1,377)	29.5%	$4,761	$447	9.4%
Impact of non-GAAP adjustments	6,671	1,369		(1,441)	60
Adjusted tax rate true-up	—	191		—	75
Equity method non-cash tax	—	(23)		—	(30)

Subtotal	$2,009	$160		$3,319	$552
Exclude adjusted equity earnings in AmerisourceBergen	(246)	—		(297)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$1,763	$160	9.1%	$3,023	$552	18.3%

FREE CASH FLOW

	(in millions)
	Three months ended February 28,		Six months ended February 28,
	2023	2022	2023	2022
Net cash provided by operating activities (GAAP)	$745	$1,085	$1,239	$2,184
Less: Additions to property, plant and equipment	(497)	(416)	(1,108)	(870)
Plus: Acquisition related payments [2]	429	—	429	—

Free cash flow (Non-GAAP measure) [1]	$677	$669	$560	$1,314

[1]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures), plus acquisition related payments made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

[2]

During the three months ended February 28, 2023, the Company paid $335 million to settle liability classified share-based payment awards related to acquiring the remaining 30% equity interest in Shields. The Company also paid one-time compensation costs related to VillageMD’s acquisition of Summit. The payments are not indicative of normal operating performance.

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